EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-120359, 333-89957, 333-64353, 333-04417, 333-28121, 333-34310, 333-34396, 333-145599, 333-143191, 333-147827, and 333-149550 on Form S-8 and Registration Statement Nos. 333-147309, 333-104270 and 033-58709 on Form S-3 of our reports dated February 26, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Fiserv, Inc. and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Milwaukee, WI

February 26, 2009